Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2020 (the “Effective Date”), by and between TC FEDERAL BANK, a Georgia bank (the “Bank”), and Matt Brown, a resident of the State of Florida (“Brown”).

WHEREAS, Brown is currently engaged as the Chief Executive Officer of the Bank; and

WHEREAS, the Bank and Brown desire to set forth their mutual agreement with respect to matters relating to Brown’s retirement from the position as Chief Executive Officer and his continued service as a member of the board of directors of the Bank (the “Board”) and as a consultant, and the terms of Brown’s transition, compensation and benefits and other matters related thereto;

NOW, THEREFORE, for and in consideration of the Agreement’s mutual covenants, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Transition; Duties.

1.1 Board Member. Effective December 31, 2020 (the “Transition Date”), Brown shall resign as the Chief Executive Officer of the Bank and continue service as a member of the Board. Brown shall serve as a member of the Board beginning on the Transition Date and until the 2021 Annual Meeting of Shareholders of the Bank or until his successor is elected and qualified. The Board shall nominate Brown for election as a member of the Board in connection with the 2021 Annual Meeting of Shareholders of the Bank.

1.2 Consultant. Effective as of the Transition Date, and until the one-year anniversary of the Transition Date (the “Term”), Brown shall serve as a consultant and provide services to the Bank in the form of strategic advice as reasonably requested from time to time by the Chief Executive Officer of the Bank and/or the Board, including, without limitation, facilitating a smooth transition by providing his knowledge, counsel and advice to his successor; providing guidance in developing the Tallahassee market; and providing assistance with conversion marketing and stock sales. For the avoidance of doubt, during the Term, Brown shall provide services as an independent contractor and not as an employee, agent or representative of the Bank. During the Term, Brown shall devote sufficient business time and energy in providing consulting services as is reasonably necessary to perform his consulting services.

2. Compensation. Brown shall receive the following compensation and benefits during the Term, except as otherwise provided below:

2.1 Compensation for Services. In consideration of his service during the Term and his agreement to the covenants contained in Sections 4-7 of this Agreement during and after the Term, the Bank shall pay Brown Seventy-Five Thousand Dollars ($75,000) per year (prorated for any partial year), which amount shall be paid in equal monthly installments on the 1st business day of each month during the Term.

2.2 Business Expenses. The Bank shall reimburse Brown for reasonable and necessary business expenses incurred by Brown in the performance of his duties and services hereunder in accordance with reimbursement policies of the Bank.

2.3 Withholding. During the Term, Brown agrees to pay all taxes due on amounts paid to him for services as a member of the Board and as a consultant, and is solely responsible for timely remittance to appropriate authorities of all federal, state and local taxes and charges incident to the payment of compensation for such services. Without limitation, the parties hereto agree that the Bank shall not be responsible for, nor withhold, any taxes, assessments or other fees incurred by or on behalf of Brown with respect to his directorship or consulting services, including but not limited to federal, state and local withholding taxes.

3. Termination; Suspension or Reduction of Benefits.

3.1 Termination. During the Term, Brown’s service under this Agreement may only be terminated as follows:

(a) By the Board:

(1) for Cause; or

(2) upon Brown’s Disability.

(b) By Brown for any or no reason, provided that Brown shall give the Bank not less than thirty (30) days’ prior written notice of his intent to effect the termination; or

(c) At any time upon mutual, written agreement of the parties or automatically upon Brown’s death.

3.2 Effect of Termination and Timing of Payments.

(a) Upon the termination of Brown’s service hereunder for any reason, the Bank shall be obligated to pay to Brown or his estate any compensation (as applicable) due and owing under Section 2.1 on the effective date of the termination, reimbursement under Section 2.3 of expenses incurred up to the effective date of the Termination, and any compensation and benefits to which Brown is entitled under the terms of any compensation or benefit plan or agreement in which Brown participated. Upon the termination of Brown’s service hereunder by the Board without Cause, the Bank shall be obligated to pay to Brown in a single lump sum all amounts due pursuant to this Agreement as if such termination had not occurred.

(b) Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Bank’s payment of any amount owed to Brown under Section 3.2(a) (other than pursuant to the first sentence thereof), Brown must execute and return to the Bank within such period of time following termination as is permitted by the Bank (not later than forty-five (45) days following such termination) (and not timely revoke during any revocation period provided pursuant to such release) a customary separation and release agreement in the form provided by the Bank.

(c) All payments pursuant to Section 3.2(a) shall be made no later than the sixtieth (60th) day following Brown’s termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall at all times be interpreted and operated in compliance with the requirements of Code Section 409A, as amended and the standards, regulations or other guidance promulgated thereunder (“Section 409A”). Specifically, to the extent necessary to avoid the imposition of tax on Brown under Section 409A, payments payable upon a termination shall be suspended until the first business day for the seventh (7th) month following the effective date of termination, if, immediately prior to Brown’s termination, Brown is a “specified employee” (within the meaning of Section 409A) and Section 409A would require the delay of such payment to avoid any penalties thereunder. Each payment hereunder shall be deemed a separate payment for purposes of Section 409A, and the parties agree that the any payments pursuant to Section 3.2(a) are intended to be exempt from Section 409A as a short-term deferral. The parties intend that no payment pursuant to this Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A; however, Brown acknowledges that the Bank does not guarantee any particular tax treatment and that Brown is solely responsible for any taxes he incurs pursuant to Section 409A or any similar statue or regulations, if any, as a result of this Agreement.

(d) For purposes of this Agreement, Brown will be deemed to have terminated his service as of the time he incurs a “separation from service” within the meaning of Section 409A.

3.3 Regulatory Matters.

(a) If Brown is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order, except for the payment of amounts due and owing under Section 2.1 on the effective date of said order, and reimbursement of expenses incurred as of the effective date of termination.

(b) If Brown is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (1) pay Brown all or part of the compensation withheld while its contract obligations were suspended and (2) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If the Bank is in default as defined in Section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition. Any rights of Brown that have already vested, however, shall not be affected by such action.

(e) Notwithstanding anything herein contained to the contrary, any payments to Brown by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. Section 1828(k)), and the regulations promulgated thereunder in 12 C.F.R. Part 359 or otherwise.

4. Employer Information.

4.1 Confidential Information and Trade Secrets.

(a) The parties acknowledge that the Bank shall disclose during the Term, or has already disclosed, to Brown for use in Brown’s service, and that during the Term and Brown’s service as a member of the Board, Brown will be provided access to and otherwise make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Bank (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect list and contracts, sources and identity of vendors and contractors, financial information of customers of the Bank, and other proprietary documents, materials, or information indigenous to the Bank, relating to its businesses and activities, or the manner in which the Bank does business, which is valuable to the Bank in conducting its business because the information is kept confidential and is not generally known to the Bank’s competitors or to the general public (the “Confidential Information”). Confidential information does not include information (1) that has been voluntarily disclosed to the public by the Bank, except where such public disclosure has been made by Brown without authorization from the Bank; (2) that has been independently developed and disclosed by others, or (3) that has otherwise entered the public domain through lawful means.

(b) To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Brown shall, during Brown’s service and for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) (i) protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing, copying, or using any such trade secrets, without the Bank’s prior written consent, except as necessary in Brown’s performance of Brown’s duties under this Agreement.

(c) To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Brown shall, during Brown’s service as a member of the Board and thereafter, (i) protect and maintain the confidentiality of the Confidential Information and (ii) refrain from disclosing, copying, or using any Confidential Information without the Bank’s prior written consent, except as necessary in Brown’s performance of Brown’s duties under this Agreement.

4.2 Return of Property of the Bank. Upon any voluntary or involuntary termination of Brown’s service (or at any time upon request by the Bank), Brown agrees to immediately return to the Bank all property of the Bank (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets, as defined by applicable law) that Brown created, used, possessed or maintained while providing services to the Bank from whatever source and whenever created, including all reproductions or excerpts thereof. This provision does not apply to purely personal documents of Brown, but it does apply to business calendars, customer lists, contact information, computer programs, disks and their contents and like information that may contain some personal matters of Brown. Brown acknowledges that title to all such property is vested in the Bank. Upon request by the Bank, Brown shall certify in writing that Brown has complied with this provision and has permanently deleted all Bank information from any computers or other electronic storage devices or media owned by Brown. Brown may only retain information relating to Brown’s own compensation and benefits.

5. Non-Competition. During Brown’s service as a member of the Board and for a period of twelve (12) months thereafter, Brown covenants and agrees that Brown shall not, directly or indirectly, compete with the Bank, as an officer, director, member, principal, partner, shareholder (other than a shareholder in a company that is publicly traded and so long as such ownership is less than five (5) percent), owner, manager, supervisor, administrator, employee, consultant, or independent contractor, by working in the Territory for or as a Competitive Business, in a capacity identical or substantially similar to the capacity in which Brown served at the Bank. Brown acknowledges that the Bank conducts its business within the Territory, that Brown will perform services for and on behalf of the Bank within the Territory, and that this Section 5 (and the definition of the Territory) is a reasonable limitation on Brown’s ability to compete with the Bank.

6. Non-Solicitation of Customers. During Brown’s service as a member of the Board and for a period of twelve (12) months thereafter, Brown agrees not to, directly or indirectly), contact, solicit, divert, appropriate, or call upon, the customers of the Bank with whom Brown has had Material Contact during the most recent twelve (12) months, including actively sought prospects of the Bank with whom Brown had such Material Contact during said most recent twelve (12) months (a) to solicit such customers or prospective customers for a Competitive Business as herein defined (including, without limitation, any Competitive Business started by Brown) or (b) to otherwise encourage any such customer to discontinue, reduce, or adversely alter the amount of its business with the Bank. Brown acknowledges that, due to Brown’s relationship with the Bank, Brown will develop, or has developed, special contacts and relationships with the Bank’s customers and prospective customers, and that it would be unfair and harmful to the Bank if Brown took advantage of these relationships.

7. Non-Solicitation of Employees. During Brown’s service as a member of the Board and for a period of twelve (12) months thereafter, Brown covenants and agrees that Brown shall not, directly or indirectly: (1) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Bank with whom Brown had direct personal contact and who performed work for the Bank within the six (6) month period prior to the solicitation or who was otherwise engaged or employed with the Bank at the time of the termination of Brown’s service with the Bank or (2) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with the Bank, in either case until such employee or contractor has been terminated or separated from the Bank for at least twelve (12) months.

8. Acknowledgements. It is understood and agreed by Brown that the parties have attempted to limit Brown’s right to compete following Brown’s service as a member of the Board only to the extent necessary to protect the Bank from unfair competition. It is acknowledged that the purpose of these covenants and promises is (and that they are necessary) to protect the Bank’s legitimate business interests, to protect the Bank’s investment in the overall development of its business and the good will of its customers, and to protect and retain (and to prevent Brown from unfairly and to the detriment of the Bank utilizing or taking advantage of) the business trade secrets and Confidential Information of the Bank and those substantial contacts and relationships (including those with customers and employees of the Bank) which Brown will continue to establish during the Term and while engaged in service as member of the Board. Brown acknowledges that the covenants contained in Sections 4 through 7 of this Agreement (and their respective time, geographic, and/or activity limitations) are reasonable and that said limitations are no greater than necessary to protect said legitimate business interests in light of the Bank’s business and the services Brown has provided and will provide to the Bank pursuant to this Agreement, and Brown agrees to strictly abide by the terms hereof. Brown further acknowledges that Brown has substantial experience and knowledge such that Brown can readily obtain subsequent employment which does not violate this Agreement and that this Agreement does not pose an undue hardship on Brown or harm the public.

9. Remedies. Brown agrees that the covenants contained in Sections 4 through 7 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should Brown breach any of the covenants. Therefore, Brown agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Bank and Brown agree that all remedies available to the Bank or Brown, as applicable, shall be cumulative.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11. Notice. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

If to the Bank:

TC Federal Bank

131 S. Dawson St.

Thomasville, Georgia 31792

Attention: Chairman

If to Brown:

Matt Brown

9187 McDougal Court

Tallahassee, Florida 32312

12. Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Brown, his beneficiaries or legal representatives, without the prior written consent of the Bank provided, however, that nothing herein shall preclude (i) Brown from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Brown or his estate from assigning any rights hereunder to the person or persons entitled thereto. The Bank may assign this Agreement without the consent of Brown. This Agreement shall be binding upon, and inure to the benefit of, the Bank and Brown and their respective heirs, successors, assigns, and legal representatives.

13. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

14. Governing Law and Forum. This Agreement has been executed under seal and delivered in the State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Georgia, without reference to its rules of conflicts of laws. Further, Georgia law shall apply to the merits of any dispute or claim in arbitration, without reference to its rules of conflicts of law. The parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

15. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

16. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Bank, or Brown unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

17. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

18. Survival. The obligations of Brown and the Bank shall survive Brown’s termination of service and termination or expiration of this Agreement for the period designated under each respective section.

19. Representation Regarding Restrictive Covenants. Brown represents that Brown is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit Brown from entering into this Agreement or providing the services for the Bank contemplated by this Agreement on or after the Effective Date. In the event Brown is subject to any such agreement, this Agreement shall be rendered null and void and the Bank shall have no obligations to Brown under this Agreement.

20. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a) “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(b) “Cause” shall mean:

(1) any act by Brown of fraud against, material misappropriation from, or material dishonesty to the Bank during the Term;

(2) conduct by Brown that amounts to wilful misconduct, gross and willful insubordination, or gross neglect in the performance of Brown’s duties and responsibilities hereunder;

(3) Brown’s indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to, a crime involving breach of trust or moral turpitude or any felony;

(4) the Bank’s receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Bank intends to institute any form of formal or informal regulatory action against Brown;

(5) Brown’s removal and/or permanent prohibition from participating in the conduct of the Bank’s affairs by an order issued under 12 U.S.C. Section 1818(e) or (g);

(6) the exhibition of a standard of behavior within the scope of or related to Brown’s service that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual harassment or sexual misconduct that violates federal or state law);

(7) Brown’s breach of any fiduciary duty owed to the Bank; or

(8) a material breach of the terms of this Agreement by Brown not cured by Brown within ten (10) business days after his receipt of the Bank’s written notice thereof, including, without limitation, a material failure by Brown to perform Brown’s duties and responsibilities in the manner and to the extent required under this Agreement, and, in the event Brown does not cure said condition, the Bank terminates his service within thirty (30) days after the period for curing said condition has expired;

each of the foregoing to be determined by the Board in the reasonable exercise of its discretion and acting in good faith.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Competitive Business” shall mean an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Bank during Executive’s service with the Bank.

(e) “Disability” shall mean a condition for which benefits are payable to Brown under any long-term disability insurance coverage then provided to Brown by the Bank, or, if no such coverage is then being provided, the inability of Brown to perform the essential functions of Brown’s duties under this Agreement with or without reasonable accommodation for a period of at least ninety (90) days in the aggregate in any rolling one hundred and eighty (180)-day period, as determined by an independent physician selected by the Board.

(f) “Material Contact” shall mean the contact between Brown and each customer or potential customer:

(i) With whom or which Brown dealt on behalf of the Bank;

(ii) Whose dealings with the Bank were coordinated or supervised by Brown;

(iii) About whom Brown obtained confidential information in the ordinary course of business as a result of Brown’s association with the Bank; or

(iv) Who receives products or services authorized by the Bank, the sale or provision of which results or resulted in compensation, commissions, or earnings for Brown within two years prior to the date of the Executive’s termination.

(g) “Territory” shall mean, to the extent the Bank carries on business therein, (i) Thomas County, Georgia and its adjacent counties, Grady, Colquitt, Brooks, and Mitchell Counties, Georgia, (ii) Leon County, Florida and its adjacent counties, Gadsden, Wakulla, Jefferson and Liberty Counties, Florida, (iii) Chatham County, Georgia and its adjacent counties, Liberty, Bryan, and Effingham Counties, Georgia as well as the adjacent Hilton Head Island-Bluffton-Beaufort Metropolitan Statistical Area, (iv) other communities within a 75-mile distance of any branch or loan production office of the Bank, and (v) in the event that the Bank expands the geographic reach of its business to other counties during Brown’s service as a member of the Board, the definition of Territory shall expand to include such additional counties.

(h) “Term” shall mean the period this Agreement is in effect pursuant to Section 2.

(i) “Termination” shall mean a termination of Brown’s engagement as a member of the Board of as a consultant.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

TC FEDERAL BANK

By:	/s/ Stephanie B. Tillman
Name:	Stephanie B. Tillman
Title:	Chairman of the Board

BROWN:

/s/ Matt Brown
Matt Brown